Exhibit 10.22
EXECUTION COPY

FIVE YEAR
CREDIT AGREEMENT
among
WISCONSIN PUBLIC SERVICE CORPORATION,
as Borrower,
THE LENDERS IDENTIFIED HEREIN,
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent
WELLS FARGO BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent

UBS SECURITIES LLC,
as Co-Documentation Agent

CITIBANK, N.A.,
as Administrative Agent

and

CITIGROUP GLOBAL MARKETS INC. and U.S. BANK NATIONAL ASSOCIATION,
as Co-Lead Arrangers and Book Managers

DATED AS OF JUNE 2, 2005

TABLE OF CONTENTS
Table of Contents
Page
SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS	1
1.1	Definitions	1
1.2	Computation of Time Periods	12
1.3	Accounting Terms	13
SECTION 2.	LOANS	13
2.1	Revolving Loan Commitment	13
2.2	Method of Borrowing for Revolving Loans	13
2.3	Funding of Revolving Loans	13
2.4	Continuations and Conversions	14
2.5	Minimum Amounts	15
2.6	Reductions of Revolving Loan Commitment	15
2.7	Notes	15
2.8	Swing Line Loans	15
2.9	Letters of Credit	17
SECTION 3.	PAYMENTS	23
3.1	Interest	23
3.2	Prepayments	23
3.3	Payment in Full at Maturity	24
3.4	Fees	24
3.5	Place and Manner of Payments	24
3.6	Pro Rata Treatment	25
3.7	Computations of Interest and Fees	25
3.8	Sharing of Payments	26
3.9	Evidence of Debt	26
SECTION 4.	ADDITIONAL PROVISIONS REGARDING LOANS	27
4.1	Eurodollar Loan Provisions	27
4.2	Capital Adequacy	29
4.3	Compensation	29
4.4	Taxes	30

i

4.5	Replacement of Lenders	32
SECTION 5.	CONDITIONS PRECEDENT	32
5.1	Closing Conditions	32
5.2	Conditions to Each Extension of Credit	34
5.3	Conditions to Each Extension of Credit On and After Any Trigger Date	35
SECTION 6.	REPRESENTATIONS AND WARRANTIES	35
6.1	Organization and Good Standing; Assets	35
6.2	Due Authorization	36
6.3	No Conflicts	36
6.4	Consents	36
6.5	Enforceable Obligations	36
6.6	Financial Condition	37
6.7	No Material Change	37
6.8	No Default	37
6.9	Indebtedness	37
6.10	Litigation	37
6.11	Taxes	38
6.12	Compliance with Law	38
6.13	ERISA.	38
6.14	Use of Proceeds; Margin Stock	39
6.15	Government Regulation	39
6.16	Disclosure	39
SECTION 7.	AFFIRMATIVE COVENANTS	40
7.1	Information Covenants	40
7.2	Financial Covenant	42
7.3	Preservation of Existence and Franchises	42
7.4	Books and Records	42
7.5	Compliance with Law	42
7.6	Payment of Taxes and Other Indebtedness	42
7.7	Insurance	42
7.8	Use of Proceeds	43
7.9	Audits/Inspections	43
7.10	Restrictive Agreements	43

SECTION 8.	NEGATIVE COVENANTS	43
8.1	Nature of Business	44
8.2	Consolidation and Merger	44
8.3	Sale or Lease of Assets	44
8.4	Arm's-Length Transactions	44
8.5	Fiscal Year	45
8.6	Liens	45
SECTION 9.	EVENTS OF DEFAULT	46
9.1	Events of Default	46
9.2	Acceleration; Remedies	48
9.3	Allocation of Payments After Event of Default	49
SECTION 10.	AGENCY PROVISIONS	50
10.1	Appointment	50
10.2	Delegation of Duties	51
10.3	Exculpatory Provisions	51
10.4	Reliance on Communications	51
10.5	Notice of Default	52
10.6	Non-Reliance on Agent and Other Lenders	52
10.7	Indemnification	53
10.8	Agent in Its Individual Capacity	53
10.9	Successor Agent	53
SECTION 11.	MISCELLANEOUS	54
11.1	Notices	54
11.2	Right of Set-Off	55
11.3	Benefit of Agreement	55
11.4	No Waiver; Remedies Cumulative	58
11.5	Payment of Expenses, etc.	58
11.6	Amendments, Waivers and Consents	59
11.7	Counterparts/Telecopy	60
11.8	Headings	60
11.9	Defaulting Lender	60
11.10	Survival of Indemnification and Representations and Warranties	60
11.11	Confidentiality	61

11.12	Governing Law; Venue	61
11.13	Waiver of Jury Trial; Waiver of Consequential Damages	61
11.14	Time	62
11.15	Severability	62
11.16	Assurances	62
11.17	USA Patriot Act Notification	62
11.18	Entirety	62

SCHEDULES

Schedule 1.1                                            Commitment Percentages
Schedule 6.1(c)                                       Subsidiaries
Schedule 8.3                                            Asset Sales
Schedule 8.6                                            Existing Liens
Schedule 11.1                                          Notices

EXHIBITS

Exhibit 2.2                                            Form of Notice of Borrowing
Exhibit 2.4                                            Form of Notice of Continuation/Conversion
Exhibit 2.7                                            Form of Revolving Loan Note
Exhibit 7.1(c)                                       Form of Officer's Certificate
Exhibit 11.3                                         Form of Assignment Agreement

FIVE YEAR
CREDIT AGREEMENT

THIS FIVE YEAR CREDIT AGREEMENT (this "Credit Agreement"), dated as of June 2, 2005, is entered into among WISCONSIN PUBLIC SERVICE CORPORATION, a Wisconsin corporation (the "Borrower"), the Lenders (as defined herein), CITIGROUP GLOBAL MARKETS INC. and U.S. BANK NATIONAL ASSOCIATION, as Co-Lead Arrangers and Book Managers, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, WELLS FARGO BANK NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. and UBS SECURITIES LLC, as Co-Documentation Agents, and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the "Agent").

RECITALS

WHEREAS,the Borrower has requested that the Lenders provide a $115 million Five Year revolving credit facility to the Borrower for the purposes set forth herein; and.

WHEREAS,the Lenders have agreed to provide such Five Year revolving credit facility on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  DEFINITIONS AND ACCOUNTING TERMS

1.1  Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms herein shall include in the singular number the plural and in the plural the singular:

"2004 Credit Agreement" means the 364-Day Credit Agreement dated as of August 6, 2004, among the Borrower, the financial institutions identified as lenders therein, Wells Fargo Bank, N.A., as Syndication Agent, Citibank, N.A., J.P.Morgan Chase Bank and UBS AG, Stamford Branch, as co-documentation agents, and U.S. Bank National Association, as lead arranger, book manager and as agent for the lenders thereunder.

"Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

"Agent" means Citibank, N.A. and any successors and assigns in such capacity.

"Aggregate Commitments" means, collectively, the Revolving Loan Commitment of each Lender.

"Applicable Percentage" means, at any time, the appropriate applicable percentages corresponding to the Borrower's Credit Ratings in effect as of the most recent Calculation Date, as shown below:

Pricing Level	Borrower's Credit Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Revolving Fees	Applicable Percentage for Letter of Credit Fees

I.	AA-1+ from S&P or Aa3 from Moody's	0.135%	0.065%	0.135%

II.	A+ from S&P or A1 from Moody's	0.175%	0.075%	0.175%

III.	A from S&P or A2 from Moody's	0.210%	0.090%	0.210%

IV.	A- from S&P or A3 from Moody's	0.300%	0.100%	0.300%

V.	BBB+ from S&P or Baa1 from Moody's	0.350%	0.125%	0.350%

VI.	<BBB from S&P or Baa2 from Moody's	0.475%	0.150%	0.475%
	or Unrated by S&P or Moody's

The Applicable Percentage for Eurodollar Loans, the Revolving Fees and the Letter of Credit Fees shall, in each case, be determined and adjusted on the date (each a "Calculation Date") five Business Days after the date there is a change in the Borrower's Credit Rating.  Each determination of the Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Percentage shall be applicable to all existing Eurodollar Loans as well as any new Eurodollar Loans made.

In the event that the Credit Ratings of S&P and Moody's do not correspond to the same Pricing Level, then the higher of the two ratings shall determine the Pricing Level, except that if the Credit Ratings differ by more than one Pricing Level, the Pricing Level that is one Pricing Level higher than the Pricing Level corresponding to the lower of such ratings shall determine the Pricing Level.

The Borrower shall promptly deliver to the Agent, at the address set forth on Schedule 11.1, information regarding any change in the Borrower's Credit Rating, as determined by S&P and Moody's, that would change the existing Pricing Level pursuant to the preceding paragraph.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

"Base Rate Loan" means a Revolving Loan which bears interest based on the Base Rate.

"Borrower" means Wisconsin Public Service Corporation, a Wisconsin corporation.

"Borrower Obligations" means, without duplication, all of the obligations of the Borrower to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

"Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Milwaukee, Wisconsin and New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

"Capitalization" means the sum of (a) Total Funded Debt plus (b) Net Worth.

"Change of Control" means any of the following events: (a) any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent (whether or not such securities are then currently convertible or exercisable), (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Parent cease for any reason to constitute a majority of the directors of the Parent then in office unless (i) such new directors were elected or nominated by a majority of the directors of the Parent who constituted the board of directors of the Parent at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or (c) the failure of the Parent to own 100% of the common stock of the Borrower.

"Closing Date" means the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1.1 attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Credit Agreement or by reductions in the Revolving Loan Commitment pursuant to Section 2.6 hereof.

"Confidential Information" means information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with this Agreement, but does not include any such information that (a) is or becomes generally available to the public, (b) was available to the Agent or any Lender on a nonconfidential basis prior to its disclosure to the Agent or such Lender by the Borrower or any of its Subsidiaries or (c) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries.

"Credit Documents" means this Credit Agreement, the Notes, the LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Credit Ratings" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if no such debt of the Company is then outstanding, the corporate credit rating most recently announced by either S&P or Moody's, as the case may be.

"Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

"Dollars" and "$" means dollars in lawful currency of the United States of America.

"Effective Date" means the date on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Extension of Credit shall have been made.

"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower's consent is not required during the existence and continuation of an Event of Default, and (ii) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

"Eurodollar Loan" means a Revolving Loan bearing interest at the Adjusted Eurodollar Rate.

"Eurodollar Rate" means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

"Eurodollar Rate" =	London Interbank Offered Rate
1 - Eurodollar Reserve Percentage

"Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities, as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits or proration, exceptions or offsets that may be available from time to time to a Lender.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" has the meaning specified in Section 9.1.

"Extension of Credit" means, as to any Lender, (i) the making of a Loan by such Lender (or a participation therein by a Lender) and (ii) the issuance of a Letter of Credit by the Agent (and the participation therein by the Lenders).

"Fee Letter" means that certain letter agreement, dated as of __________, 2005 between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

"Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

"First Mortgage Indentures" means (a) that certain First Mortgage and Deed of Trust dated as of January 1, 1941, from Wisconsin Public Service Corporation to U.S. Bank National Association (successor to First Wisconsin Trust Company), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture, (b) that certain Indenture dated as of December 1, 1998, between Wisconsin Public Service Corporation and U.S. Bank National Association (successor to Firstar Bank Milwaukee, N.A.), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture, and (c) that certain Indenture of Mortgage dated May 1, 1947, from Upper Peninsula Power Company to U.S. Bank National Association (successor to City National Bank and Trust Company of Chicago), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture.

"Funded Debt" of any Person means, without duplication, the sum of (a) all Indebtedness of such Person for borrowed money, except to the extent such Indebtedness is "non-recourse" to such Person or recourse for payment of such Indebtedness is limited to specific assets of such Person (whether or not included on a consolidated balance sheet of such Person), (b) the principal portion of all obligations of such Person under capital lease obligations, (c) all obligations, contingent or otherwise, relative to the face amount of all letters of credit issued to support Indebtedness of the kinds referred to in clauses (a) and (b) above, (d) all Guaranty Obligations of such Person with respect to Indebtedness and obligations of the type described in clauses (a) through (c) hereof of another Person; provided that such Guaranty Obligations are required to be reported as liabilities on a balance sheet of such Person prepared in accordance with GAAP (and without duplication of any liability already appearing as a liability on such balance sheet); and further provided that, in the event a Guaranty Obligation is limited as to dollar amount, such Guaranty Obligation shall not exceed such limitation, and (e) all Indebtedness and obligations of the type described in clauses (a), (b), and (c) hereof of another Person, secured by a Lien on any property of such Person whether or not such Indebtedness or obligations has been assumed by such Person.  Notwithstanding the foregoing, Funded Debt shall not include trust preferred securities, if any, shall not include interest on Indebtedness that is accrued in the ordinary course of business and shall not include intercompany Indebtedness.

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Funded Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Funded Debt, or (b) to advance or provide funds or other support for the payment or purchase of such Funded Debt or to maintain working capital, solvency or other balance sheet condition of such other Person.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made; provided that, in the event a Guaranty Obligation is limited as to dollar amount, such Guaranty Obligation shall not exceed such limitation.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person (other than trade payables), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) the net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, Permitted Energy Transactions or other interest or exchange rate hedging arrangements, and (j) the maximum amount of all outstanding performance and standby letters of credit issued or bankers' acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).  The Indebtedness of any

Person shall include the recourse Indebtedness of any partnership or unincorporated joint venture and for which such Person is legally obligated.

"Interest Payment Date" means (a) as to Base Rate Loans, monthly in arrears on the first day of each fiscal month of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each fiscal quarter of the Borrower during such Interest Period.  If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

"Interest Period" means, as to Eurodollar Loans, a period of one, two, three or, subject to availability, six months duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

"Issuing Bank" means U.S. Bank National Association.

"Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

"Letter of Credit Obligations" means the stated amount of all outstanding Letters of Credit plus, without duplication, any unpaid reimbursement obligations of the Borrower under the Letters of Credit.

"Letters of Credit" is defined in Section 2.9.

"Leverage Ratio" means, with respect to the Borrower and its Subsidiaries at any date of determination, the ratio of (a) Total Funded Debt to, (b) Capitalization, in each case calculated in accordance with GAAP.

"Lien" means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any unterminated financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).  The term "Lien" shall not include statutory priorities or financing statements filed in connection with operating leases or sales of accounts owed by customers for energy provided or to be provided outside the normal franchise service area of the Borrower.

"Loans" means the Revolving Loans and the Swing Line Loans.

"LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

"London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, (a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)            if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)            if the rates referenced in the preceding subsections (a) and (b) are not available, the rate of interest per annum determined by the Agent as the rate of interest at which deposits in Dollars, in the approximate amount of the Loan to be made or continued as, or converted into, a Eurodollar loan by Citibank, N.A. and having a maturity comparable to such Interest Period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period rounded upwards to the next 1/100th of 1%.

"Material Adverse Effect" means a material adverse effect on (a) the operations, financial condition or business of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder; provided that matters disclosed in writing to the Lenders prior to the Closing Date shall not be deemed to cause a Material Adverse Effect.

"Maturity Date" means the earliest to occur of (a) any Trigger Date, if the Borrower has not received all authorizations or approvals of Governmental Authorities required to be obtained in order for the term of this Agreement to extend past such date, (b) June 2, 2010 and (c) the date of termination or reduction in whole of the Commitments pursuant to section 2.6 or 9.2.

"Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

"Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

"Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

"Net Worth" means, as of any date, the shareholders' equity or net worth of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

"Notes" means the Revolving Loan Notes.

"Notice of Borrowing" means a request by the Borrower for a Revolving Loan in the form of Exhibit 2.2.

"Notice of Continuation/Conversion" means a request by the Borrower for the continuation or conversion of a Revolving Loan in the form of Exhibit 2.4.

"Participation Interest" means the Extension of Credit by a Lender by way of a purchase of a participation in any Loans as provided in Section 3.8.

"Parent" means WPS Resources Corporation, a Wisconsin corporation and its successor and assigns.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

"Permitted Energy Transactions" means commodity sale, purchase or option agreements or other commodity transactions or purchase or sale of weather derivatives entered into by the Borrower or any Principal Subsidiary in the ordinary course of the energy or energy related industry for non-speculative purposes relating to the purchase or sale of electric power, electric power transmission capacity, natural gas, natural gas transportation capacity, natural gas storage, generation spark spreads, heating oil, crude oil, propane, coal or currency.

"Person" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

"Prime Rate" means the per annum rate of interest established from time to time by the Agent at its principal office in New York, New York (or such other principal office as communicated by the Agent to the Borrower and the Lenders) as its base rate.  Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. (New York City time) of the Business Day on which each change in the Prime Rate is announced by the Agent.  The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

"Principal Subsidiary" means any Subsidiary, whether owned directly or indirectly by the Borrower, which, with respect to the Borrower and its Subsidiaries taken as a whole, represents at least twenty percent (20%) of the Borrower's consolidated assets or the Borrower's consolidated net income (or loss), as shown on the most recent financial statements delivered to the Agent pursuant to Section 7.1 below.

"Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

"Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 51% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time.  For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Revolving Loan Commitment, the Commitment Percentage of such Lender multiplied by the Revolving Loan Commitment and (b) at any time after the termination of the Revolving Loan Commitment, the principal balance of the outstanding Loans of such Lender plus the Commitment Percentage of such Lender multiplied by the Letter of Credit Obligations.

"Revolving Loan Commitment" means, collectively, ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000), subject to amendment pursuant to Section 2.6, and with respect to each Lender, shall mean such amount multiplied by such Lender's Commitment Percentage.

"Revolving Loan Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Revolving Loans and substantially in the form of Exhibit 2.7, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

"Revolving Loans" means the loans made by the Lenders to the Borrower pursuant to Section 2.1.

"S&P" means Standard & Poor's, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

"Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

"Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

"Swing Line Lender" means U.S. Bank National Association.

"Swing Line Loan" means a loan made by the Swing Line Lender to the Borrower under Section 2.8.

"Swing Line Sublimit" means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate Revolving Loan Commitment.  The Swing Line Sublimit is part of, and not in addition to, the aggregate Revolving Loan Commitment.

"Termination Event" means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

"Total Assets" means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly or annual audited consolidated balance sheet, as determined in accordance with GAAP.

"Total Funded Debt" means all Funded Debt of the Borrower and its Subsidiaries, without duplication, on a consolidated basis, as determined in accordance with GAAP.

"Trigger Date" means (i) June 1, 2006, (ii) May 31, 2007, (iii) May 30, 2008 and (iv) May 29, 2009.

"Voting Stock" means all classes of the capital stock (or other voting interests) of a Person then outstanding and normally entitled to vote in the election of directors.

1.2  Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."  References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3  Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.1(d).  In the event that any changes occur in GAAP after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrower, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in order that the criteria for evaluating the Borrower's financial condition will be the same after such changes as if such changes had not occurred.

Section 2.  LOANS

2.1  Revolving Loan Commitment.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date (each a "Revolving Loan" and collectively the "Revolving Loans"); provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Swing Line Loans outstanding shall not exceed the amount of the Revolving Loan Commitment minus the Letter of Credit Obligations and (ii) with respect to each individual Lender, the Lender's pro rata share of outstanding Revolving Loans plus such Lender's Commitment Percentage of outstanding Swing Line Loans shall not exceed such Lender's Commitment Percentage of the amount of the Revolving Loan Commitment minus the Letter of Credit Obligations.  Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

2.2  Method of Borrowing for Revolving Loans.

By no later than noon (New York City time) (a) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (b) two Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.2 to the Agent setting forth (i) the amount requested, (ii) whether such Revolving Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.

2.3  Funding of Revolving Loans.

Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof.  Each such Lender shall make its Commitment Percentage of the requested Revolving Loans available to the Agent by 2:00 p.m. (New York City time) on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the principal offices of the Agent in New York, New York or at such other address as the Agent may designate in writing.  The amount of the requested Revolving Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Revolving Loans are made available to the Agent.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder.  Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Agent its portion of the Revolving Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

2.4  Continuations and Conversions.

The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a Notice of Continuation/Conversion, in the form of Exhibit 2.4, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable hereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period.  Each continuation or conversion must be requested by the Borrower no later than noon (New York City time)  (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) two Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a

Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Eurodollar Loans or Base Rate Loans, effect selection of Eurodollar Loans or Base Rate Loans and to transfer funds based in each case on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by the chief financial officer, treasurer, secretary or assistant treasurer of the Borrower.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.5  Minimum Amounts.

Each request for a Revolving Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $250,000 in excess thereof) or the remaining amount available to be borrowed and (c) no more than twelve Eurodollar Loans shall be outstanding hereunder at any one time.  For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

2.6  Reductions of Revolving Loan Commitment.

Upon at least five Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Loan Commitment at any time and from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount and (b) no reduction shall be made which would reduce the Revolving Loan Commitment to an amount less than the then outstanding Loans plus the Letter of Credit Obligations.  Any reduction in (or termination of) the Revolving Loan Commitment shall be permanent and may not be reinstated.

2.7  Notes.

The Revolving Loans made by the Lenders shall be evidenced by a duly executed promissory note of the Borrower payable to each Lender in substantially the form of Exhibit 2.7 (the "Revolving Loan Notes") and in a principal amount equal to the amount of such Lender's Commitment Percentage of the Revolving Loan Commitment as originally in effect.

2.8  Swing Line Loans.

(a) Subject to the terms and conditions set forth herein, during the period from the Effective Date to the Maturity Date, Swing Line Lender agrees to make Swing Line Loans to the

Borrower as the Borrower may from time to time request for the purposes permitted hereby; provided, however, that (i) the aggregate amount of Swing Line Loans outstanding shall not exceed the Swing Line Sublimit, (ii) Swing Line Lender's pro rata share of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Swing Line Loans outstanding shall not exceed such Lender's Commitment Percentage of the amount of the Revolving Loan Commitment minus the Letter of Credit Obligations, and (iii) the sum of all Loans outstanding shall not exceed the amount of the Revolving Loan Commitment minus the Letter of Credit Obligations.  This is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow Swing Line Loans as set forth herein without premium or penalty; provided, however, that Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to the Borrower.  Each Swing Line Loan shall bear interest at a rate equal to the rate applicable to Base Rate Loans or at a rate quoted by the Agent and agreed to by the Borrower.

(b) Unless notified to the contrary by Swing Line Lender, the Borrower may irrevocably request a Swing Line Loan upon notice to Swing Line Lender.  There is no minimum borrowing amount for a Swing Line Loan.  Each such request for a Swing Line Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 5.2 are satisfied.  Promptly after receipt of such request, Swing Line Lender shall obtain telephonic verification from the Agent that such Swing Line Loan is permitted hereunder.  Upon receiving such verification, Swing Line Lender shall make such Swing Line Loan available to the Borrower.  Without the consent of the Required Lenders and Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default or Event of Default.  Upon the making of each Swing Line Loan, each Lender shall be deemed to have purchased from Swing Line Lender a risk participation therein in an amount equal to that Lender's Commitment Percentage times the amount of the Swing Line Loan.

(c) Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Base Rate Loans or at the rate quoted by the Agent and agreed to by the Borrower and interest shall be payable upon demand of Swing Line Lender, on the last day of each month and on the Maturity Date.  Swing Line Lender shall be responsible for invoicing the Borrower (or notifying the Agent to so invoice the Borrower) for such interest.  The interest payable on Swing Line Loans is solely for the account of Swing Line Lender, except following any funding of a risk participation under clause (f) below.

(d) The Borrower shall repay each Swing Line Loan on the earliest of (i) upon demand made by Swing Line Lender and (ii) the Maturity Date.  The Borrower shall repay the principal amount of each Swing Line Loan by payment directly to Swing Line Lender or by Swing Line Lender debiting the Borrower's deposit account at Swing Line Lender not later than 10:00 a.m. (New York City time) for payments hereunder.  If the conditions precedent set forth in Section 5.2 can be satisfied, the Borrower may request a Revolving Loan to repay Swing Line Lender, or, failing to make such request, the Borrower shall be deemed to have requested a Revolving Loan of Base Rate Loans on such payment date pursuant to subsection (f) below. Swing Line Lender shall promptly notify the Agent of each Swing Line Loan and each payment thereof.

(e) If the Borrower fails to timely make any principal or interest payment on any Swing Line Loan, Swing Line Lender shall notify the Agent of such fact and the unpaid amount.  The Agent shall promptly notify each Lender of its pro rata share of such amount by 11:00 a.m. (New York City time).  Each Lender shall make funds in an amount equal to its pro rata share of such amount available to the Agent at the Agent's payment office not later than the 2:00 p.m. (New York City time) for payments hereunder on the same Business Day.  The obligation of each Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.  Any such payment shall not relieve or otherwise impair the obligation of the Borrower to repay the Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein.

(f) If the conditions precedent set forth in Section 5.2 can be satisfied on any date the Borrower is obligated to, but fails to, repay a Swing Line Loan, the funding by Lenders pursuant to the previous subsection shall be deemed to be a borrowing of Base Rate Loans (without regard to the minimum amount therefor) deemed requested by the Borrower.  If the conditions precedent set forth in Section 5.2 cannot be satisfied on the date the Borrower is obligated to make, but fails to make, such payment, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its participation in such Swing Line Loan, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of Swing Line Lender against the Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by the Borrower with respect to such claim.  Any amounts made available by a Lender under its risk participation shall be payable by the Borrower upon demand of the Agent, and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum.

2.9  Letters of Credit.

(a) Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank shall from time to time upon request issue, and the Lenders shall participate in, letters of credit (the "Letters of Credit") for the account of the Borrower; provided, however, that (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $75,000,000, (ii) the sum of the aggregate amount of Letter of Credit Obligations outstanding plus the aggregate amount of Loans outstanding shall not exceed the Aggregate Commitment and (iii) with respect to each individual Lender, the Lender's pro rata share of outstanding Loans plus its pro rata share of outstanding Letter of Credit Obligations shall not exceed such Lender's Revolving Loan Commitment.  The Issuing Bank may require the issuance and expiry date of each Letter of Credit to be a day other than (x) a Saturday or a Sunday or (y) any other day on which the letter of credit issuing office of the Issuing Bank is authorized or required by law or executive order to close.  Each Letter of Credit shall be a standby or documentary letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries.  Each Letter of Credit shall have a stated term not to exceed one year, but may by its terms be renewable annually upon notice (a "Notice of Renewal") given to the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Section 5.2 unless the Agent has notified the Borrower on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a "Notice of Termination") and (y) 10 Business Days prior to the Maturity Date; provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Agent to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 10 Business Days before the Maturity Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Agent pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Agent may in its discretion, unless instructed to the contrary by the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Each Letter of Credit shall comply with the related LOC Documents.

(b) Cash Collateral.  In the event that any Letter of Credit remains outstanding beyond the fifteenth day prior to the Maturity Date, the Borrower shall upon demand of the Required Lenders (or the Issuing Bank acting with the consent of the Required Lenders) either (i) pay to the Issuing Bank the sum of the largest draft which could then or thereafter be drawn under such Letter of Credit, which sum the Issuing Bank may hold for the account of the Borrower, with interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Borrower upon termination or expiration of such Letter of Credit or (ii) deliver a back-up letter of credit to the Issuing Bank securing the Borrower's reimbursement obligations with respect to such Letter of Credit in form and substance acceptable to the Required Lenders and from a creditworthy financial institution acceptable to the Required Lenders.

(c) Letter of Credit Fees.

(1) Letter of Credit Fees.  In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Agent for the pro rata benefit of the Lenders (based on each Lender's Commitment Percentage), a per annum fee (the "Letter of Credit Fees") equal to the Applicable Percentage on the average daily maximum amount available to be drawn under all Letters of Credit.  The Letter of Credit Fees will be payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the date of this Agreement.

(2) Issuing Bank Letter of Credit Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (1) above, the Borrower shall pay to the Issuing Bank for its own account, without sharing by the other Lenders, a fronting fee in an amount agreed by the Borrower and the Issuing Bank as a percentage of the outstanding face amount of each Letter of Credit payable quarterly in arrears at the same time the

Letter of Credit Fees are payable plus the customary incidental and/or out of pocket charges from time to time for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, Letters of Credit (collectively, the "Issuing Bank Letter of Credit Fees").

(d) Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the Issuing Bank and the Agent at least two Business Days prior to the requested date of issuance unless otherwise agreed to between the Borrower, the Issuing Bank and the Agent.  The Agent will, at least monthly and more frequently upon request, provide to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred.

(e) Participations.  Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and each LOC Document related thereto and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (f) hereof.  The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

(f) Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower and the Agent.  Unless the Borrower shall immediately notify the Issuing Bank and the Agent of its intent to otherwise reimburse the Issuing Bank, the Borrower shall be deemed to have requested a Revolving Loan at the Base Rate in the amount of the drawing as provided in subsection (g) hereof, the proceeds of which will be used to satisfy the reimbursement obligations.  The Borrower shall reimburse the Issuing Bank on the day any drawing under any Letter of Credit is paid either with the proceeds of a Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents.  If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%).  The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances (except as expressly set forth below) irrespective of any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against the Issuing Bank, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Bank will promptly notify the Agent, who will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Issuing Bank, in immediately available funds, the amount of such Lender's Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Issuing Bank interest on the unpaid amount during the period from the date the Lender received the notice regarding the unreimbursed drawing until the Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Loan Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(g) Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan comprised solely of Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made from all Lenders (without giving effect to any termination of the Revolving Loan Commitments pursuant to Section 9.1) prorata based on each Lender's respective Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Bank for application to the respective Letter of Credit Obligations.  Each Lender hereby irrevocably agrees to make such Revolving Loans upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in or any termination of the Revolving Loan Commitments.  Such funding of Revolving Loans shall be made on the day notice of such Mandatory Borrowing is received by each Lender from the Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received.  In the event that any

Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Commitment Percentage in the outstanding Letter of Credit Obligations; provided, further, that in the event any Lender shall fail to fund its Commitment Percentage on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender's unfunded Commitment Percentage therein shall bear interest payable to the Issuing Bank upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(h) Modification and Extension.  The issuance of any supplement, modification, amendment, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit.

(i) International Standby Practices.  The Issuing Bank may have the Letters of Credit be subject to International Standby Practices, as published as of the date of issue by the International Chamber of Commerce (Publication No. 590 or the most recent publication, the "ISP 98"), in which case the ISP 98 may be incorporated therein and deemed in all respects to be a part thereof.

(j) Responsibility of Issuing Bank.  It is expressly understood and agreed as between the Lenders that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Section 5 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.9 shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.9 in the event that it is determined by a court of competent jurisdiction that the issuance of or payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

(k) Conflict with LOC Documents.  In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

(l) Indemnification of Issuing Bank.

(1) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable, documented attorneys' fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

(2) As between the Borrower and the Issuing Bank and the Lenders, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Bank and the Lenders shall not be responsible for (except in the case of (A), (B) and (C) below if the Issuing Bank has actual knowledge to the contrary):  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; provided that such document(s) reasonably appear to conform on their face to the terms of the Letter of Credit, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; provided that such document(s) reasonably appear to conform on their face to the terms of the Letter of Credit, (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

(3) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith and not deemed to constitute gross negligence or willful misconduct, shall not put the Issuing Bank under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts.  The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(4) Nothing in this subsection (l) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.9.  The obligations of the Borrower under this subsection (l) shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(5) Notwithstanding anything to the contrary contained in this subsection (l) or in any LOC Document, neither the Borrower nor any Lender shall have any obligation to indemnify the Issuing Bank in respect of any liability incurred by the

Issuing Bank arising out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction.  Nothing in this Credit Agreement shall relieve the Issuing Bank of any liability to the Borrower or any Lender in respect of any action taken by the Issuing Bank which action constitutes gross negligence or willful misconduct of the Issuing Bank or a violation of the UCP or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

(m) Letters of Credit Under the 2004 Credit Agreement.  Upon the Effective Date, all letters of credit issued or deemed issued by U.S. Bank National Association under the 2004 Credit Agreement shall automatically be deemed Letters of Credit issued by the Issuing Bank under this Agreement subject to all of the terms and conditions hereof including, among other things, that the Lenders will automatically be deemed to have purchased a participation in such letters of credit as of the Effective Date and the Borrower shall have the reimbursement obligations with respect thereto set forth in Section 2.9(f) above.

Section 3.  PAYMENTS

3.1  Interest.

(a) Interest Rate.

(i) All Base Rate Loans shall accrue interest at the Base Rate.

(ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

(b) Default Rate of Interest.  Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to two percent (2%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving Loans that are Base Rate Loans plus two percent (2%) per annum).

(c) Interest Payments.  Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2  Prepayments.

(a) Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $1,000,000; provided that if less than $1,000,000 would remain outstanding after such prepayment, such prepayment shall be in the amount of the entire outstanding principal amount of the Loans.  Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify a voluntary prepayment then such prepayment shall be applied as the Agent may direct.

All voluntary prepayments shall be applied first to Swing Line Loans, then to Revolving Loans that are Base Rate Loans, and then to Revolving Loans that are Eurodollar Loans in direct order of Interest Period maturities.

(b) Mandatory Prepayments.  If at any time the amount of Loans outstanding plus the Letter of Credit Obligations outstanding exceeds the Aggregate Commitment, the Borrower shall immediately make a principal payment to the Agent in the manner and in an amount such that the sum of Loans outstanding plus the Letter of Credit Obligations outstanding is less than or equal to the Aggregate Commitment.  Any payments made under this Section 3.2(b) shall be subject to Section 4.3 and shall be applied first to Swing Line Loans, then to Revolving Loans that are Base Rate Loans, and then to Revolving Loans that are Eurodollar Loans in direct order of Interest Period maturities.

3.3  Payment in Full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans and the Letter of Credit Obligations (to the extent that the Borrower has not provided cash collateral or provided a back-up letter of credit pursuant to Section 2.9(b) above), together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

3.4  Fees.

(a) Revolving Fees.  In consideration of the Revolving Loan Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a fee equal to the Applicable Percentage for Revolving Fees multiplied by the Revolving Loan Commitment (the "Revolving Fees").  The accrued Revolving Fees shall be due and payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Revolving Loan Commitment is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(b) Utilization Fees.  At any time the principal amount of outstanding Loans and outstanding Letter of Credit Obligations hereunder shall exceed an amount equal to fifty percent (50%) of the Aggregate Commitment, the Borrower shall pay to the Agent hereunder, for the pro rata benefit of the Lenders, fees ("UtilizationFees") equal to .10% per annum on the principal amount of outstanding Loans and Letter of Credit Obligations.  The Utilization Fees, if any, shall be due and payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as the Maturity Date) and any date of reduction in the Revolving Loan Commitments.

(c) Administrative Fees.  The Borrower agrees to pay to the Agent, for its own account, an annual fee as agreed to between the Borrower and the Agent in the Fee Letter.

3.5  Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received without setoff, deduction or counterclaim not later than 2:00 p.m.(New York City time) on the date when due in Dollars and in immediately available funds by the Agent at its offices in New York, New York.  The Agent may charge account no. __________ of the Borrower for principal, interest and fees due hereunder and under the Notes.  Unless the application of a payment is specifically directed by the Borrower (or if such application would be inconsistent with the terms hereof), the Agent shall distribute payments received from the Borrower to the Lenders in such manner as it reasonably determines in its sole discretion.

3.6  Pro Rata Treatment.

Except to the extent otherwise provided herein, all Revolving Loans, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Revolving Fees, each reduction of the Revolving Loan Commitment, and each conversion or continuation of any Revolving Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Revolving Loan not funded by such Lender has been repaid; and provided, further, that in the event any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

3.7  Computations of Interest and Fees.

(a) Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.8  Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement.  Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored.  The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation.  Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9  Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement.  Each

Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender's share thereof.  The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

Section 4.  ADDITIONAL PROVISIONS REGARDING LOANS

4.1  Eurodollar Loan Provisions.

(a) Unavailability.  In the event that the Agent shall have determined in good faith (i) that U.S.  dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders.  In the event of any such determination under clauses (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans, (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans and (C) any Loans that were to be converted or continued as Eurodollar Loans on the first day of an Interest Period shall be converted to or continued as Base Rate Loans.

(b) Change in Legality.  Notwithstanding any other provision herein, if any change, after the date hereof, in any law or regulation (including the introduction of any new law or regulation) or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

(A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lenders in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) Requirements of Law.  If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any change, after the date hereof, in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefore, accompanied by a statement in reasonable detail showing the calculation of the amount demanded, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its reasonable discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.  Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.  Any conversions of Eurodollar Loans made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3.  This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and all other amounts payable hereunder.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; providedfurther that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.2  Capital Adequacy.

If any Lender has determined that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from such Lender, accompanied by a statement in reasonable detail showing the calculation of the amount demanded, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.  This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and all other amounts payable hereunder.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; providedfurther that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.3  Compensation.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto and (d) the payment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Loan when required by the terms of this Credit Agreement.  Such indemnification may include an amount equal to (i) an amount of interest calculated at the Eurodollar Rate which would have accrued on the amount in question, for the period from the date of such prepayment or of such failure to borrow, convert, continue or repay to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market.  The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.4  Taxes.

(a) Except as provided below in this Section 4.4, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 4.4 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes of which it has notice when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(A) on or before the date of any payment by the Borrower under this Credit Agreement or the Notes to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

(ii) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 88l(c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements.  Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.5  Replacement of Lenders.

The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office of Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it.  In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

Section 5.  CONDITIONS PRECEDENT

5.1  Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction (or waiver) of the following conditions:

(a) Executed Credit Documents.  Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) the Notes and (iii) all other Credit Documents, each in form and substance acceptable to the Lenders.

(b) Corporate Documents.  Receipt by the Agent of the following:

(i) Charter Documents.  Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date, together with any other information required by Section 326 of the USA Patriot Act of 2001, 31

U.S.C. Section 5318, or necessary for the Agent or any Lender to verify the identity of Borrower as required by Section 326 of such Act.

(ii) Bylaws.  A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii) Resolutions.  Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing.  Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to pay such franchise taxes would have a Material Adverse Effect.

(v) Incumbency.  An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(c) Opinion of Counsel.  Receipt by the Agent of an opinion, or opinions, from legal counsel to the Borrower addressed to the Agent and the Lenders and dated as of the Effective Date, in each case satisfactory in form and substance to the Agent.

(d) Financial Statements.  Receipt by the Lenders of the audited financial statements of the Borrower and its consolidated subsidiaries, for the fiscal years ended December 31, 2001, 2002 and 2004, including balance sheets and income and cash flow statements, in each case audited by Deloitte & Touche and prepared in accordance with GAAP.

(e) Fees and Expenses.  Payment by the Borrower of all fees and expenses owed by it to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(f) Litigation.  Except as disclosed in the Borrower's Annual Report on its Form 10-K for the year ended December 31, 2004 and in subsequent filings under the Securities Exchange Act of 1934 made prior to the Closing Date, there shall not exist any action, suit or investigation, nor shall any action, suit or investigation be pending or threatened before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or on the ability of the Borrower to perform its obligations under the Credit Documents.

(g) Material Adverse Effect.  No event or condition shall have occurred since the date of the financial statements delivered pursuant to Section 5.1(d) above that has had or would be likely to have a Material Adverse Effect.

(h) Officer's Certificates.  The Agent shall have received a certificate or certificates executed by the chief financial officer, treasurer, secretary or assistant treasurer of the Borrower as of the Closing Date stating that (i) the Borrower is in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would be reasonably likely to have a Material Adverse Effect and (iii) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents, are true and correct in all material respects on and as of the date made and (C) the Borrower is in compliance with the financial covenant set forth in Section 7.2.

(i) 2004 Credit Agreement.  The 2004 Credit Agreement shall be terminated prior to or contemporaneously with the making of the initial Loans under this Credit Agreement and all loans and other obligations outstanding under the 2004 Credit Agreement shall be paid in full prior to or contemporaneously with the making of the initial Loans under this Credit Agreement.  Each of the Lenders that is a party to the above described credit agreement, by execution hereof, hereby waives the requirement of five business days' notice to the termination of the commitments thereunder.

(j) Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

5.2  Conditions to Each Extension of Credit.

In addition to the conditions precedent stated elsewhere herein, (excluding after the Closing Date those contained in Sections 5.1(f) and 5.1(g) hereof), the Lenders shall not be obligated to make any new Extension of Credit unless:

(a) Request.  The Borrower shall have timely delivered, (i) in the case of any new Revolving Loan, a duly executed and completed Notice of Borrowing in conformance with all the terms and conditions of this Credit Agreement and (ii) in the case of any Letter of Credit, the necessary application and any other LOC Documents required by the Agent.

(b) Representations and Warranties.  The representations and warranties made by the Borrower herein (excluding after the Closing Date those contained in Sections 6.7 and 6.10) are true and correct in all material respects at and as if made as of the date of the making of the Extension of Credit.

(c) No Default.  No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability.  Immediately after giving effect to the making of an Extension of Credit (and the application of the proceeds thereof), the sum of the Loans and Letter of Credit Obligations outstanding shall not exceed the Aggregate Commitment.

The delivery of each Notice of Borrowing and each application for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

5.3  Conditions to Each Extension of Credit On and After Any Trigger Date.

In addition to the conditions precedent stated elsewhere herein, (excluding after the Closing Date those contained in Sections 5.1(f) and 5.1(g) hereof), the Lenders shall not be obligated to make any new Extension of Credit at any time on or after any Trigger Date unless the Borrower shall have timely delivered (a) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying that attached are true and correct copies of all authorizations or approvals of Governmental Authorities required to be obtained in order for the term of this Agreement to extend past such Trigger Date, and that such authorizations or approvals have been issued and are in full force and effect and (b) an opinion of counsel for the Borrower to the effect that no authorizations or approvals of Governmental Authorities are or will be required in connection with the performance by the Borrower, or the consummation by the Borrower of the transactions contemplated by, this Agreement between such Trigger Date and the next succeeding Trigger Date (if any), other than the authorizations or approvals  described in clause (a) above, which have been duly issued and in full force and effect.

Section 6.  REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

6.1  Organization and Good Standing; Assets.

(a) The Borrower and each of its Principal Subsidiaries (i) is a corporation or limited liability company validly existing and in good standing (or equivalent status) under its jurisdiction of organization, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (iii) has the requisite corporate or limited liability company power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The Borrower and each of its Principal Subsidiaries has good and marketable title (or, in the case of personal property, valid title) or valid leasehold interests in its assets, except for (i) minor defects in title that do not materially interfere with the ability of the Borrower or the relevant Principal Subsidiary to conduct its business as now conducted and (ii) other defects that, either individually or in the aggregate, do not materially adversely affect the financial condition, properties or operations of the Borrower or the relevant Principal Subsidiary.  All such assets and properties are free and clear of any Lien, other than Liens permitted under Section 8.6 hereof.

(c)  The Borrower’s Principal Subsidiaries and other Subsidiaries as of the Closing Date are set forth on Schedule 6.1(c) hereto.  All outstanding shares of capital stock having ordinary voting power for the election of directors of each of the Borrower’s Principal Subsidiaries have been validly issued, are fully paid and nonassessable (except as provided by Wisconsin Statutes section 180.0622, as judicially interpreted) and, in the case of each of the Principal Subsidiaries, are owned beneficially by the Borrower or another Subsidiary, free and clear of any Lien.

6.2  Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action to, execute, deliver and perform this Credit Agreement and the other Credit Documents.

6.3  No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents or bylaws, (b) violate, contravene or materially conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U, Regulation X and any regulation promulgated by the Federal Energy Regulatory Commission), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

6.4  Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority (including, without limitation, the Public Service Commission of Wisconsin pursuant to Chapter 201 of the Wisconsin Statutes) or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained.

6.5  Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

6.6  Financial Condition.

(a) The financial statements delivered to the Lenders pursuant to Section 5.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3 and subject to, in the case of the interim financial statements, year end adjustments and the absence of footnotes) and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(b) Since December 31, 2004, there has been no sale, transfer or other disposition by the Borrower or any of its Principal Subsidiaries of any material part of the business or property of the Borrower and its Principal Subsidiaries, other than sales of inventory during the course of business, and no purchase or other acquisition by the Borrower and its Principal Subsidiaries of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower and its Principal Subsidiaries, in each case, which, is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 7.1 or in the notes thereto, (ii) permitted by the terms of this Credit Agreement or (iii) disclosed to the Lenders prior to the date hereof.

6.7  No Material Change.

Since December 31, 2004, there has been no development or event relating to or affecting the Borrower and its Principal Subsidiaries which has had or would be reasonably likely to have a Material Adverse Effect.

6.8  No Default.

Neither the Borrower nor any Principal Subsidiary is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably likely to have a Material Adverse Effect.  No Default or Event of Default presently exists and is continuing.
6.9  Indebtedness.

As of December 31, 2004, the Borrower and its Subsidiaries have no Indebtedness except as disclosed in the financial statements referenced in Section 5.1(d) and to the extent required to be disclosed by GAAP.

6.10  Litigation.

Except as disclosed to the Lenders in writing prior to the Closing Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, overtly threatened against the Borrower which has had or would be reasonably likely to have a Material Adverse Effect.

6.11  Taxes.

The Borrower and each of its Principal Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  As of the date of this Agreement, the Borrower is not aware of any proposed tax assessments against it which have had or would be reasonably likely to have a Material Adverse Effect.

6.12  Compliance with Law.

The Borrower and each of its Principal Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, the failure to comply with which has had or would be reasonably likely to have a Material Adverse Effect.

6.13  ERISA.

Except as would not result or be reasonably likely to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably likely to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No liability has been or is reasonably expected by the Borrower to be incurred under Sections 4062, 4063 or 4064 of ERISA with respect to any Single Employer Plan by the Borrower or any of its Subsidiaries.

(c) Except as disclosed in the Borrower's financial statements in accordance with FASB 87, the accumulated benefit obligation under each Single Employer Plan (determined utilizing the actuarial assumptions used for purposes of FASB 87), did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such obligation.

(d) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably likely to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably likely to be in reorganization, insolvent, or terminated.

(e) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(f) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(g) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.14  Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.9.  None of such proceeds will be used (a) in violation of Regulation U or Regulation X (i) for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U or Regulation X or (ii) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.15  Government Regulation.

The Borrower is not required to register as a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.  The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.16  Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading on the date when made.

Section 7.  AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until all Borrower Obligations have been paid in full and the Revolving Loan Commitments hereunder shall have terminated:

7.1  Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent:

(a) Annual Financial Statements.  As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with a common stock equity statement which includes retained earnings and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.  The Lenders agree that delivery of the Borrower's Form 10-K will meet the financial information requirements of this Section 7.1(a).

(b) Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with a related consolidated statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by the review letter required to be filed with the Borrower's quarterly reports on Form 10-Q pursuant to Section 10-01(d) of Regulation S-X, if any, and a certificate of the chief financial officer, treasurer, secretary or assistant treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.  The Lenders agree that the delivery of the Borrower's Form 10-Q will meet the financial information requirements of this Section 7.1(b).

(c) Officer's Certificate.  At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer, treasurer, secretary or assistant treasurer of the Borrower, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) confirming the then existing Credit ratings of the Borrower.

(d) Notices.  Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower or any of its Principal Subsidiaries:  (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Principal Subsidiaries, the claim of which is in excess of $35,000,000 or which, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower or any of its Principal Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would be reasonably likely have a Material Adverse Effect.

(e) ERISA.  Upon the Borrower, its Subsidiaries or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably likely to lead to, a Termination Event that would be reasonably likely to have a Material Adverse Effect; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any material withdrawal liability assessed against the Borrower, its Subsidiaries or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA) that would be reasonably likely to lead to a withdrawal liability that would be reasonably likely to have a Material Adverse Effect; (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms to meet the minimum funding standard set forth in ERISA and the Code with respect thereto if such failure would be reasonably likely to have a Material Adverse Effect; or (iv) any change in the funding status of any Plan that would be reasonably likely to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto.  Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan-year" (within the meaning of Section 3(39) of ERISA).

(f) Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Agent or the Required Lenders may reasonably request.

Financial reports required to be delivered pursuant to clauses (a) and (b) above shall be deemed to have been delivered on the date on which such report is posted on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (a) and (b) above, provided that, in each instance the Company shall provide all other reports and certificates required to be delivered under this Section 7.1 in the manner set forth in Section 11.1.

7.2  Financial Covenant.

The Borrower will maintain a Leverage Ratio as of the last day of each of its fiscal quarters of not greater than .65 to 1.00.

7.3  Preservation of Existence and Franchises.

Except as expressly permitted by Section 8.2 or Section 8.3 below, the Borrower will, and will cause each of its Principal Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, and material rights, franchises and authority.

7.4  Books and Records.

Subject to Section 1.3, the Borrower will, and will cause its Principal Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5  Compliance with Law.

The Borrower will, and will cause each of its Principal Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, if the failure to comply would have or be reasonably likely to have a Material Adverse Effect.

7.6  Payment of Taxes and Other Indebtedness.

The Borrower will, and will cause each of its Principal Subsidiaries to, pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien which is not permitted by Section 8.6 upon any of its properties; provided, however, that neither the Borrower nor any Principal Subsidiary shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or reasonably be likely to have a Material Adverse Effect.

7.7  Insurance.

The Borrower will, and will cause each of its Principal Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice; provided, however, that the Borrower and its Principal Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and to the extent consistent with prudent business practice.

7.8  Use of Proceeds.

The proceeds of the Loans may be used solely (a) to repay on the Closing Date the entire amount of all loans and other obligations outstanding under the 2004 Credit Agreement, (b) to provide working capital and (c) for other general corporate purposes; provided that proceeds of the Loans may not be used to acquire another Person unless the board of directors (or other comparable body) or shareholders, as appropriate, of such Person has approved such acquisition.

7.9  Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Principal Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower's and its Principal Subsidiaries' property, including its books and records, its accounts receivable and inventory, the Borrower's and its Principal Subsidiaries' facilities and their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower and its Principal Subsidiaries.  All information so obtained shall be subject to the provisions of Section 11.11 below.

7.10  Restrictive Agreements.

The Borrower will not, and will not permit any Principal Subsidiary to, enter into any agreement that restricts the ability of any Principal Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock; provided that it is understood and agreed that (a) the foregoing covenant does not prohibit the Borrower or a Principal Subsidiary from entering into agreements that contain financial covenants which require the maintenance of a minimum net worth or compliance with financial ratios without explicitly addressing the ability to pay dividends or make other distributions with respect to shares of its capital stock and (b) the foregoing covenant does not apply to limitations or restrictions imposed by law or in regulatory proceedings.

Section 8.  NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until all Borrower Obligations have been paid in full and the Revolving Loan Commitments shall have terminated:

8.1  Nature of Business.

The Borrower will not, and will not permit any of its Principal Subsidiaries to, alter in any material respect the character of the business of the Borrower and its Principal Subsidiaries, taken as a whole, from that conducted as of the Closing Date; provided that the foregoing shall not prevent the disposition of assets, business or operations permitted by Section 8.3 below so long as the Borrower shall have complied with all other terms and conditions of this Agreement.

8.2  Consolidation and Merger.

The Borrower will not, and will not permit any of its Principal Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, a Person may be merged or consolidated with or into the Borrower or a wholly-owned Subsidiary of the Borrower, so long as (a) if the Borrower is involved in the transaction, the Borrower shall be the continuing or surviving corporation, (b) if a Principal Subsidiary is involved, such Principal Subsidiary or a wholly owned Subsidiary of the Borrower shall be the continuing or surviving entity; provided that the foregoing shall not prohibit mergers, consolidations or liquidations of a Principal Subsidiary into the Borrower, and (c) immediately before and after such merger or consolidation there does not exist a Default or an Event of Default.

8.3  Sale or Lease of Assets.

Other than (a) sales of inventory or other assets acquired for resale in the ordinary course of business, (b) sales of accounts owed by customers for energy provided or to be provided outside the normal franchise service area of the Borrower, (c) sales, transfers or other dispositions of assets between or among the Borrower, WPS Resources Corporation and the wholly owned Subsidiaries of WPS Resources Corporation, (d) sales, transfers or other dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete, (e) sales, transfers or other dispositions of the assets listed on Schedule 8.3, (f) non-exclusive licenses of intellectual property, and (g) sales, transfers or other dispositions of assets the proceeds of which are invested in other energy related assets, within any twelve month period, the Borrower will not, and will not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a book value (net of assumed liabilities associated with the assets that are the subject of such transaction) in excess of twenty-five percent (25%) of Total Assets, as calculated as of the end of the most recent fiscal quarter.

8.4  Arm's-Length Transactions.

The Borrower will not, and will not permit any of its Principal Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to the Borrower or the Principal Subsidiary as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate, other than (a) transactions between or among the Borrower and its wholly owned Subsidiaries, (b) customary fees to non-officer directors of the Borrower and its Subsidiaries and (c) employment and severance arrangements with officers and employees of the Borrower in the ordinary course of business.

8.5  Fiscal Year.

The Borrower will not, and will not permit any of its Principal Subsidiaries to, change its fiscal year (a) without prior written notification to the Lenders and (b) if such change would materially affect the Lenders' ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.2.

8.6  Liens.

The Borrower will not, and will not permit any of its Principal Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for (a) Liens securing Borrower Obligations, (b) the Lien of First Mortgage Indentures or any Liens attaching to the property to which the Lien of the First Mortgage Indentures attach; provided that such Liens do not secure Funded Debt (other than Funded Debt secured by the First Mortgage Indentures), (c) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (e) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (f) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (g) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (h) easements, rights-of-way (and liens on easements or rights-of-way or the underlying real estate), restrictions (included zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (i) judgment Liens that would not constitute an Event of Default, (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (k) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or any Principal Subsidiary, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and proceeds and products thereof, (l) any Lien on any property or assets acquired from a Person which is merged with or into the Borrower or any Principal Subsidiary in accordance with Section 8.2, and is not created in anticipation of any such transaction, (m) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower or any Principal Subsidiary and which is not created in anticipation of such acquisition, (n) Liens existing on the Closing Date and described on Schedule 8.6 attached hereto, (o) pledges or deposits made in the ordinary course of business to secure obligations of the Borrower or any Principal Subsidiary under interest rate protection agreements, foreign currency exchange agreements, Permitted Energy Transactions or other interest or exchange rate hedging arrangements, (p) Liens on cash, cash collateral, cash deposits or deposit accounts furnished to or for the benefit of Midwest Independent Transmission System Operator, Inc. ("MISO") or other transmission providers or energy market administrators to secure the payment and performance of obligations (i) in connection with the purchase of electric transmission service from MISO or such other transmission providers or (ii) related to energy, capacity or ancillary service transactions entered into through markets administered by MISO or such other transmission providers or energy market administrators, (q) Liens, if any, arising in connection with the securitization of environmental retrofit receivables, (r) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (q), for amounts not exceeding the maximum principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), and (s) any other Lien or Liens which in the aggregate secure Indebtedness or other obligations at any one time not in excess of an amount equal to 5% of Total Assets.

Section 9.  EVENTS OF DEFAULT

9.1  Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

(a) Payment.  The Borrower shall:  (i) default in the payment when due of any principal of any of the Loans or Letter of Credit Obligations; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or Letter of Credit Obligations or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations.  Any representation, warranty or statement made or deemed to be made by the Borrower (or any of its officers or agents) herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants.  The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.2, 7.3, 7.9, 8.2, 8.3 or 8.6; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent.

(d) Credit Documents.  Any Credit Document shall fail to be in full force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc.  The occurrence of any of the following with respect to the Borrower or any of its Principal Subsidiaries:  (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Principal Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Principal Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any of its Principal Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Principal Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Principal Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults Under Other Agreements.  With respect to any Indebtedness in excess of $35,000,000 (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Principal Subsidiaries (i) the Borrower or any of its Principal Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist other than non-material defaults under any First Mortgage Indenture, the effect of which default or other event or condition is to cause, or permit, the holder of the holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause

(determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.  The foregoing cross default provision shall not apply to Indebtedness to the extent recourse to the Borrower is limited to specific assets in a project financing; i.e., defaults under agreements governing non-recourse project financing indebtedness are excluded.

(g) Judgments.  One or more judgments, orders, or decrees shall be entered against the Borrower or any of its Principal Subsidiaries involving a liability of $35,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA.  The occurrence of any of the following events or conditions if any of the same would be reasonably likely to have a Material Adverse Effect:  (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower, any of its Subsidiaries or any ERISA Affiliate incurring liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably likely to subject the Borrower, any of Subsidiaries or any ERISA Affiliate to liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i) Change of Control.  The occurrence of any Change of Control.

9.2  Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Agent may, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination of Revolving Loan Commitments.  Declare the Revolving Loan Commitments terminated whereupon the Revolving Loan Commitments shall be immediately terminated.

(ii) Acceleration of Borrower Obligations.  Declare the unpaid amount of all Borrower Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iii) Cash Collateral.  Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately pay) to the Agent additional cash, to be held, without interest, by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the Letter of Credit Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv) Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Revolving Loan Commitments shall automatically terminate and all Borrower Obligations, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3  Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent or-any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, and to the payment or cash collateralization of the outstanding Letters of Credit Obligations, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, and Letter of Credit Obligations held by such Lender bears to the aggregate then outstanding Loans and Letter of Credit Obligations), of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause "FOURTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (x) first, to reimburse the Lenders from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FOURTH," and "FIFTH" above in the manner provided in this Section 9.3.

Section 10.  AGENCY PROVISIONS

10.1  Appointment.

Each Lender hereby designates and appoints Citibank, N.A. as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent.  The provisions of this Section are solely for the benefit of the Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof.  In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

10.2  Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3  Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower.  The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

10.4  Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care).  The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b).  The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5  Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default."  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

10.6  Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its Subsidiaries and made its own decision to make its Extensions of Credit hereunder and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7  Indemnification.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment in full of the Borrower Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or from any losses suffered by the Agent solely as a result of the Borrower's failure to make payments as required pursuant to Section 3.4(c).  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 10.7 shall survive the payment of the Borrower Obligations and all other amounts payable hereunder and under the other Credit Documents.

10.8  Agent in Its Individual Capacity.

The Agent in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not Agent hereunder.  With respect to the Loans made and all Borrower Obligations owing to it, the Agent in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

10.9  Successor Agent.

The Agent may, and at the request of the Required Lenders shall, resign as the Agent upon 30 days notice to the Lenders.  If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and Section 11.5 shall inure to its benefit as to any actions taken or omitted to be taken, by it while it was the Agent under this Credit Agreement.  If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent with the Borrower's approval, as provided for above; provided that the Borrower's approval shall not be required after and during the continuance of an Event of Default.

Section 11.  MISCELLANEOUS

11.1  Notices.

(a)            Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) or (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b)            So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 7.1(i) and (ii) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the "Platform").  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)            Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

11.2  Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured.  The Borrower hereby agrees that any Person purchasing a participation in the Loans and Revolving Loan Commitments hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3  Benefit of Agreement.

(a) Generally.  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.

(b) Assignments.  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Revolving Loan Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Revolving Loan Commitment being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes; and

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement in substantially the form of

 Exhibit 11 .3(b), together with a processing fee (other than in connection with any assignment to an Affiliate of such Lender) from the assignor of $3,500.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement.  Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee.  If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender represents and warrants that it is legally authorized to enter into such assignment agreement and it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or its Subsidiaries  or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

(c) Register.  The Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance.  Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations.  Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Revolving Loan Commitment, its Notes and its Loans); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, but only to the extent that such Lender is entitled to payment or reimbursement under such Sections, and the right of set-off contained in Section 11.2 and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Revolving Loan Commitment).

(f) Nonrestricted Assignments.  Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

(g) Information.  Any Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that the furnishing of such information shall be subject to the provisions of Section 11.11 below.

(h) SPC's.  Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6 (all such voting rights shall be retained by the Granting Lenders), (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender, and (v) with respect to the funding of any Loan by an SPC, the Borrower shall not have to pay any greater cost, or incur any greater expense, under the provisions of Section 4 of this Credit Agreement or otherwise, than if all Loans were funded by the applicable Granting Lender without the involvement of an SPC.  The funding of a Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.  This clause (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

11.4  No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5  Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent and the Lead Arranger in connection with (A) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, legal fees of one counsel for the Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders) and (B) any bankruptcy or insolvency proceeding of the Borrower and (iii) indemnify the Agent, the Lead Arranger and each Lender, its officers, directors, employees, representatives, affiliates and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent, the Lead Arranger or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified or such Person's employer, employee or co-employee); provided that the foregoing indemnity by the Borrower shall not extend to disputes solely among the Lenders or litigation commenced by the Borrower which (a) seeks enforcement of any of the Borrower's rights hereunder and (b) is determined in a final judgment adverse to the Agent and the Lenders.

11.6  Amendments, Waivers and Consents.

Neither this Credit Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender:
(a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees or other amounts payable hereunder;

(c) reduce or waive the principal amount of any Loan;

(d) increase or extend the Revolving Loan Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Revolving Loan Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, 9.1(a), 11.2, 11.3 or 11.5;

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents.

No provision of Section 2.9 or Section 10 may be amended or modified without the consent of the Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

11.7  Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

11.8  Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9  Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Loan Documents shall apply to such Defaulting Lender.

11.10  Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans and the repayment of the Loans and other obligations and the termination of the Revolving Loan Commitments hereunder.

11.11  Confidentiality.

Neither the Agent nor any Lender shall disclose any Confidential Information to any Person, without the prior written consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents, attorneys, accountants and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and such person shall have agreed to keep such Confidential Information confidential on substantially the same terms as provided herein) and, as contemplated by Section 11.3, to actual or prospective assignees and participants, and, in each such case, then only on a confidential basis, (b) as required by any law, rule or regulation or by judicial process, (c) to any rating agency when required by it to do so; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, (e) to protect, preserve, exercise or enforce the Agent's or such Lender's rights under or pursuant to this Agreement or any Note, and (f) to perform any of the Agent's or such Lender's obligations under or pursuant to this Agreement or any Note.

11.12  Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts.  Nothing herein shall affect the right of a Lender to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.13  Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE AGENT, ANY LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES,

ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

11.14  Time.

All references to time herein shall be references to Central Standard Time or Central Daylight Time, as the case may be, unless specified otherwise.

11.15  Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.16  Assurances.

The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are consistent with and necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.17  USA Patriot Act Notification.

The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower's name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower's name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower.  The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower's driver's license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower's legal organizational documents or other identifying documents.

11.18  Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

Borrower:	WISCONSIN PUBLIC SERVICE
CORPORATION
By:
Name:
Title:

Lenders:	CITIBANK, N.A.
individually in its capacity as a Lender and as
Agent
By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

WELLS FARGO BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

UBS LOAN FINANCE LLC

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

BANK OF AMERICA, N.A.

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

ASSOCIATED BANK

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

BAYERISCHE LANDESBANK

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

HARRIS NESBITT FINANCING, INC.

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

MIZUHO CORPORATE BANK, LTD.

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

LASALLE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

NATIONAL CITY BANK OF THE MIDWEST

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

Signature Page to Wisconsin Public Service Corporation Five Year Credit Agreement.

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

Schedule 1.1
to
Five Year Credit Agreement
Commitment Percentages

Lender	Commitment Percentage	Revolving Loan Commitment
U.S. Bank National Association	9.349593495935%	$ 10,752,032.50
Citibank, N.A.	9.349593495935%	$ 10,752,032.50
JPMorgan Chase Bank, N.A.	8.130081300813%	$ 9,349,593.50
Wells Fargo Bank National Association	8.130081300813%	$ 9,349,593.50
UBS Loan Finance LLC	8.130081300813%	$ 9,349,593.50
Bank of America, N.A.	8.130081300813%	$ 9,349,593.50
Associated Bank	6.504065040650%	$ 7,479,674.80
Bayerische Landesbank	6.504065040650%	$ 7,479,674.80
Harris Nesbitt Financing, Inc.	6.504065040650%	$ 7,479,674.80
Mizuho Corporate Bank, Ltd.	6.504065040650%	$ 7,479,674.80
Wachovia Bank, National Association	6.504065040650%	$ 7,479,674.80
LaSalle Bank, National Association	4.065040650407%	$ 4,674,796.75
National City Bank of the Midwest	4.065040650407%	$ 4,674,796.75
The Northern Trust Company	4.065040650407%	$ 4,674,796.75
Union Bank of California, N.A.	4.065040650407%	$ 4,674,796.75
	100.00%	$115,000,000.00

Schedule 6.1(c)
to
Five Year Credit Agreement

Subsidiaries
WPS Leasing, Inc.

Schedule 8.3
to
Five Year Credit Agreement

Asset Sales

1.	Sale of Kewaunee Nuclear Power Plant.

2.	Sale of accounts receivable in connection with the securitization of environmental retrofits.

3.	Sale of 30% of Weston 4 to Dairyland.

Schedule 8.6
to
Five Year Credit Agreement
Existing Liens

Secured Party, Filing Date and Filing Number	Description
Debtor: Wisconsin Public Service Corporation

Wells Fargo Bank Northwest, N.A. 11/05/92 01312991 (Wisconsin DFI)	Synthetic lease of railcars; probably not a Lien.
First Security Bank of Utah 11/11/93 01391037 (Wisconsin DFI)	Synthetic lease of railcars; probably not a Lien.
First Security Bank of Utah 11/29/93 01394204 (Wisconsin DFI)	Synthetic lease of railcars; probably not a Lien.

Schedule 11.1
to
Five Year Credit Agreement

Borrower
Wisconsin Public Service Corporation
Attn:  Bradley A. Johnson
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307
Phone:       (920) 433-1662
Fax:            (920) 433-1526

Agent
Citibank, N.A.
Attn:  Bank Loan Syndications
Two Penns Way
New Castle, Delaware  19720
Phone:       (302) 894-6059
Fax:            (212) 994-0961

Lenders
Amit Vasani
Citibank, N.A.
388 Greenwich Street
21st Floor
New York, NY  10013
Phone:       (212) 816-4166
Fax:            (212) 816-8098
amit.vasani@citigroup.com

Sandra Hartay
U.S. Bank National Association
777 East Wisconsin Avenue
Milwaukee, WI 53202
Phone:       (414) 765-6004
Fax:            (414) 765-5367
sandra.hartay@usbank.com

JPMorgan Chase Bank, N.A.

Wells Fargo Bank National Association

UBS Loan Finance LLC

Jacqueline Archuleta
Bank of America, N.A.
901 Main Street
Dallas, TX  75202
Phone:  (214) 209-2135
Fax:  (214) 290-8372
jacqueline.archuleta@bankofamerica.com

Kathy Carter
Associated Bank National Association
2870 Holmgren Way
Green Bay, WI  54304
Phone:  (920) 405-2847
Fax:  (920) 405-2798
kathy.carter@associatedbank.com

Bayerische Landesbank

Harris Nesbitt Financing, Inc.

Mizuho Corporate Bank, Ltd.

Wachovia Bank, National Association

LaSalle Bank, National Association

Tiffany Cozzolino
National City Bank of the Midwest
2021 Spring Road, Suite 600
Oak Brook, IL  60523
Phone:  (630) 954-3189
Fax:  (630) 954-5570
tiffany.cozzolino@nationalcity.com

The Northern Trust Company

Union Bank of California, N.A.

Exhibit 2.2
FORM OF NOTICE OF BORROWING
TO:	Citibank, N.A.
Attn:	Bank Loan Syndications
Two Penns Way
New Castle, Delaware 19720
Phone:	(302) 894-6059
Fax:	(212) 994-0961

RE:
Five Year Credit Agreement dated as of June 2, 2005 among Wisconsin Public Service Corporation (the "Borrower"), Citibank, N.A., as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE: _________	, ____

4.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

5.	Please be advised that the Borrower is requesting a Revolving Loan in the amount of $_____________ to be funded on ___________, ____ at the interest rate option set forth in paragraph 3 below.

6.	The interest rate option applicable to the requested Revolving Loan shall be equal to:

1. the Base Rate

2. the Adjusted Eurodollar Rate for an Interest Period of:

__________ one month
__________ two months
__________ three months
__________ six months

7.
On the date of the requested Revolving Loan, immediately after giving effect to the funding and the application thereof, the aggregate amount of Revolving Loans plus Swing Line Loans plus all Letter of Credit Obligations outstanding will be $__________, which is less than or equal to the Revolving Loan Commitment.

8.
On and as of the date of the requested Revolving Loan, immediately after giving effect to the funding and the application thereof, the representations and warranties made by the Borrower in any Credit Document (excluding those contained in Sections 6.7 and 6.10 of the Credit Agreement) are true and correct in all material respects except to the extent they expressly relate to an earlier date.

9.	No Default or Event of Default exists or is continuing or will be caused by giving effect to this Notice of Borrowing.

WISCONSIN PUBLIC SERVICE CORPORATION

By:
Name:
Title:

Exhibit 2.4
FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:	Citibank, N.A.
Attn:	Bank Loan Syndications
Two Penns Way
New Castle, Delaware 19720
Phone:	(302) 894-6059
Fax:	(212) 994-0961

RE:
Five Year Credit Agreement entered into as of June 2, 2005, among Wisconsin Public Service Corporation (the "Borrower"), Citibank, N.A., as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:	__________, ____

_____________________________________________________________________

1.
This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement.  All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.
Please be advised that the Borrower is requesting that a portion of the current outstanding Revolving Loans, in the amount of $___________, be continued or converted at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing Revolving Loans shall be equal to:

1. the Base Rate

2. the Adjusted Eurodollar Rate for an Interest Period of

______ one month
______ two months
______ three months
______ six months

4.
Subsequent to the continuation or conversion of the Revolving Loans, as requested herein, the aggregate amount of Revolving Loans plus Swing Line Loans plus all Letter of Credit Obligations outstanding will be $___, which is less than or equal to the Revolving Loan Commitment.

5.	No Default or Event of Default has occurred and is continuing or would be caused by giving effect to this Notice of Continuation Conversion.

WISCONSIN PUBLIC SERVICE CORPORATION

By:
Name:
Title:

Exhibit 2.7
to
Five Year Credit Agreement

FORM OF REVOLVING LOAN NOTE

June 2, 2005

FOR VALUE RECEIVED, WISCONSIN PUBLIC SERVICE CORPORATION, a Wisconsin corporation (the "Borrower"), hereby promises to pay to the order of ___________ (the "Lender"), at the office of Citibank, N.A. (the "Agent") as set forth in that certain Five Year Credit Agreement dated as of June 2, 2005, among the Borrower, the Lenders named therein and Citibank, N.A., as Agent (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement"), or at such other place or places as the holder of this Revolving Loan Note may designate, the aggregate principal amount of all advances made by the Lender as Revolving Loans (and not otherwise repaid), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of each Revolving Loan until each Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Revolving Loan Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder.  The Lender shall be entitled to the benefits of the Credit Agreement.  Capitalized terms used in this Revolving Loan Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein.  In the event this Revolving Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Revolving Loan Note may not be assigned by the Lender to any other Person.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Agent and the Lender on its books; provided that the failure of the Agent or the Lender to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving Loan Note in respect of the Revolving Loans to be evidenced by this Revolving Loan Note, and each such recordation shall be prima facie evidence of the obligations owing under this Revolving Loan Note absent manifest error.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be executed as of the date first above written.

WISCONSIN PUBLIC SERVICE CORPORATION

By:
Name:
Title:

Exhibit 7.1(c)
FORM OF OFFICER'S CERTIFICATE

TO:	Citibank, N.A.
Attn:	Bank Loan Syndications
Two Penns Way
New Castle, Delaware 19720
Phone:	(302) 894-6059
Fax:	(212) 994-0961

RE:
Five Year Credit Agreement dated as of June 2, 2005 among Wisconsin Public Service Corporation (the "Borrower"), Citibank, N.A., as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:	_________, ___

_____________________________________________________________________________________

Pursuant to the terms of the Credit Agreement, I, _________________________ [Chief Financial Officer/Treasurer/Secretary/Assistant Treasurer] of WISCONSIN PUBLIC SERVICE CORPORATION hereby certify that, as of the fiscal quarter ending ____________, ____, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

3. Attached hereto as Schedule I are (x) calculations (calculated as of the date of the financial statements referred to in paragraph C. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Credit Agreement and (y) Borrower's Credit ratings as of the date hereof.

4. No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

5. The quarterly/annual financial statements for the fiscal quarter/year ended ___________ which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

WISCONSIN PUBLIC SERVICE CORPORATION

By:
[Chief Financial Officer/Treasurer/Secretary
Assistant Treasurer]

Schedule 1 to
Exhibit 7.1(c) to
Credit Agreement
Maximum Leverage Ratio
(a)	Total Funded Debt $

(b)	Net Worth $

(c)	Capitalization (Line 1 + Line 2) $

(d)	Total Funded Debt to Capitalization Ratio: 1.00

(Line 1/Line 3)

Maximum Permitted Total Funded
Debt to Capitalization Ratio:     65: 1.0

Borrower's Credit Ratings:
S&P  ___________________
Moody's _________________

Exhibit 11.3

FORM OF ASSIGNMENT AGREEMENT

Reference is made to that certain Five Year Credit Agreement, dated as of June 2, 2005, among WISCONSIN PUBLIC SERVICE CORPORATION (the "Borrower"), the agents party thereto, the Lenders party thereto and Citibank, N.A., as Agent for the Lenders (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement").  Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, without recourse and without representation and warranty except as expressly set forth herein, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment Percentage of the Assignor on the Effective Date (as defined below) and the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date.  The purchase of the Assigned Interest shall be at par (unless otherwise agreed to by the Assignor and the Assignee) and periodic payments made with respect to the Assigned Interest which (a) accrued prior to the Effective Date shall be remitted to the Assignor and (b) accrue from and after the Effective Date shall be remitted to the Assignee.

2. The Assignor (a) represents and warrants to the Assignee that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest has not previously been transferred or encumbered and is free and clear of any adverse claim created by the Assignor; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Revolving Loan Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Revolving Loan Commitment retained by the Assignor, if any, as specified herein.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an

1

Eligible Assignee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, and (f) attaches any U.S. Internal Revenue Service or other forms required under Section 4.4.

4. Following the execution of this Assignment, it will be delivered to the Agent, together with the transfer fee required pursuant to Section 11.3(b) of the Credit Agreement, for acceptance and recording by the Agent.  The effective date for this Assignment (the "Effective Date") shall be the date of acceptance hereof by the Agent and the Borrower, as applicable, unless otherwise specified herein.

5. Upon the consent of the Borrower and the Agent, as applicable, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement.

6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Terms of Assignment

1.  Legal Name of Assignor:

2.  Legal Name of Assignee:

3.  Effective Date of Assignment:

4.  Commitment Percentage Assigned:    _____________%

5. Total Revolving Loans outstanding
        as of Effective Date                              $___________________________

6. Principal Amount of Revolving
   Loans assigned on Effective Date
(the amount set forth in (e)
multiplied by the percentage set
forth in (d))                                                            $___________________________

7.  Revolving Loan Commitment                 $___________________________

2

8. Principal Amount of Revolving
Loan Commitment assigned on
Effective Date (the amount set
forth in (g) multiplied by the
percentage set forth in (d))                                  $____________________________

The terms set forth above
are hereby agreed to:
______________________, as Assignor

By:
Name:
Title:
_______________________, as Assignee

By:
Name:
Title:

CONSENTED TO (if applicable):

WISCONSIN PUBLIC SERVICE CORPORATION

By:
Name:
Title:

CITIBANK, N.A.,
as Agent

By:
Name:
Title:

3